Exhibit 5.1

March 29, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

350 Highland Drive

Lewisville, Texas 75067

Ladies and Gentlemen:

We have acted as special counsel to Nationstar Mortgage LLC, a Delaware limited liability company (the “Company”) and Nationstar Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) in connection with the Issuers’ offers to exchange, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (i) up to $375,000,000 aggregate principal amount of the Issuers’ new 9.625% Senior Notes due 2019 (the “Exchange 2019 Notes”) for any and all of the Issuers’ outstanding 9.625% Senior Notes due 2019 (the “Initial 2019 Notes”), (ii) up to $400,000,000 aggregate principal amount of the Issuers’ new 7.875% Senior Notes due 2020 (the “Exchange 2020 Notes”) for any and all of the Issuers’ outstanding 7.875% Senior Notes due 2020 (the “Initial 2020 Notes”) and (iii) up to $600,000,000 aggregate principal amount of the Issuers’ new 6.500% Senior Notes due 2021 (the “Exchange 2021 Notes” and, together with the Exchange 2019 Notes and the Exchange 2020 Notes, the “Exchange Notes”) for any and all of the Issuers’ outstanding 6.500% Senior Notes due 2021 (the “Initial 2021 Notes” and, together with the Initial 2019 Notes and the Initial 2020 Notes, the “Initial Notes”). The Exchange Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Exchange 2019 Notes will be issued under an indenture dated as of April 25, 2012 (the “2019 Indenture”), the Exchange 2020 Notes will be issued under an indenture dated as of September 24, 2012 (the “2020 Indenture”) and the Exchange 2021 Notes will be issued under an indenture dated as of February 7, 2013 (the “2021 Indenture” and,

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together with the 2019 Indenture and the 2020 Indenture, the “Indentures”), in each case between the Registrants and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indentures include the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) an executed copy of each Indenture;

(b) the Registration Statement; and

(c) the forms of the Exchange Notes included in the Indentures.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and those Guarantors listed on Annex A hereto and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indentures.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Exchange Notes, in the forms included in the Indentures, as applicable, have been duly executed by the Issuers and authenticated by the Trustee in accordance with the terms of the Indentures, as applicable, and duly issued and delivered by the Issuers in exchange for an equal principal amount of Initial Notes, (1) the Exchange Notes will be the valid, binding and enforceable obligations of the Issuers, entitled to the benefits of the Indentures, as applicable, and (2) the Exchange Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indentures, as applicable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor incorporated in the State of Tennessee, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Tennessee, of the opinion of Bass, Berry & Sims, PLC, a copy of which is filed as Exhibit 5.2 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein. In giving the foregoing opinions relating to the

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validity, binding effect or enforceability of any agreement or obligation of any of the Guarantors incorporated or organized in the states of California, Georgia, Minnesota, Nevada, or New Jersey, we have assumed the correctness, without independent investigation, as to matters relating to the law of the States of California, Georgia, Minnesota, Nevada, and New Jersey, of the opinion of Greenberg Traurig LLP, a copy of which is filed as Exhibit 5.3 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein. Except insofar as we have relied on such opinions, the foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

[Signature page follows]

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Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner

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Schedule A – Guarantors Incorporated in the State of Delaware

Centex Land Vista Ridge Lewisville III General Partner, LLC

Centex Land Vista Ridge Lewisville III, L.P.

Champion Mortgage LLC

Harwood Service Company LLC

Homeselect Settlement Solutions, LLC

Nationstar 2009 Equity Corporation

Nationstar Mortgage Holdings Inc.

Nationstar Sub1 LLC

Nationstar Sub2 LLC

NSM Foreclosure Services Inc.

NSM Recovery Services Inc.